Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (Registration No. 333-74217) of Community Trust Bancorp, Inc. of our report dated June 27, 2008, on our audit of the statement of net assets available for benefits of the Community Trust Bancorp, Inc. Employee Stock Ownership Plan as of December 31, 2007, and the related statement of changes in net assets available for benefits for the year then ended December 31, 2007, which report appears in this Annual Report on Form 11-K of the Community Trust Bancorp, Inc. Employee Stock Ownership Plan for the year ended December 31, 2007.

/s/ BKD, LLP

Louisville, Kentucky
June 27, 2008